                                                                    EXHIBIT 11
                            USA WASTE SERVICES, INC.
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                       THREE MONTHS ENDED       SIX MONTHS ENDED
                                                            JUNE 30,                 JUNE 30,
                                                       1996         1995         1996         1995
                                                     --------     --------     --------     --------
Primary
    Net income (loss)                                $  9,861     ($23,299)    $ 36,633     ($18,763)
                                                     --------     --------     --------     --------
    Number of common shares outstanding                91,722       72,796       91,722       72,796
    Effect of using weighted average common stock
     outstanding                                       (1,362)        (100)      (1,538)        (356)
    Common stock equivalents (1)                        4,777        2,534        4,017        2,321
                                                     --------     --------     --------     --------
       Total                                           95,137       75,230       94,201       74,761
                                                     ========     ========     ========     ========

       Earnings (loss) per common share              $   0.10     ($  0.31)    $   0.39     ($  0.25)
                                                     ========     ========     ========     ========


Fully Diluted
    Net income (loss)                                $  9,861     ($23,299)    $ 36,633      (18,763)
                                                     --------     --------     --------     --------
    Number of common shares outstanding                91,722       72,796       91,722       72,796
    Effect of using weighted average common stock
     outstanding                                       (1,362)        (100)      (1,538)        (356)
    Common stock equivalents (1)                        4,951        2,534        4,301        2,321
                                                     --------     --------     --------     --------
       Total                                           95,311       75,230       94,485       74,761
                                                     ========     ========     ========     ========
       Earnings (loss) per common share (2)          $   0.10     ($  0.31)    $   0.39     ($  0.25)
                                                     ========     ========     ========     ========


- -------------------

(1) Common stock equivalents were determined based on the "Treasury Stock Method" as set forth in Accounting Principles Board Opinion No. 15.

(2) The dilutive effect between primary and fully dilutive earnings (loss) per common share is less than 3% or is anti-dilutive for all periods presented and is therefore not disclosed in the consolidated statements of operations.